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                                                               Exhibit 10.13b

                             AGREEMENT OF SUBLEASE

      AGREEMENT OF SUBLEASE (this "Agreement") made and entered into as of this 28th day of April, 1999 by and between Northern Telecom Inc., a Texas corporation having an office and place of business at 2221 Lakeside Blvd. Richardson Texas 75082 (hereinafter referred to as "Sublandlord") and ELASTIC NETWORKS, INC. having an office and principal place of business at 6120 Windward parkway, Suite 100, Alpharetta, GA 30005, (hereinafter referred to as "Subtenant").

                                  WITNESSETH:

            WHEREAS, by a certain lease agreement dated April 15, 1998, said lease, attached hereto as Exhibit "A", (hereinafter referred to as "Master Lease"), Backman, L.C., a Georgia Limited Liability Company (hereinafter referred to as "Landlord"), leased to Sublandlord those certain premises consisting of approximately 13,768 square feet of rentable area known as Suites 100 & 140 (hereinafter collectively referred to as the "Premises") situated in that certain building located at 6120 Windward Parkway in the city of Alpharetta, Fulton County, Georgia 30004 (the "Building"), located in a business park called Rubicon in Windward (the "Project").

            WHEREAS, Subtenant desires to sublease and hire from Sublandlord, and Sublandlord is willing to sublet to Subtenant the Premises so mentioned in the above paragraph.

            NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, Sublandlord and Subtenant agrees as follows:

      1. Sublease.

            Sublandlord, for and consideration of the rents and covenants specified to be paid, performed and observed by Subtenant, does hereby let, sublet, lease and demise to Subtenant the aforementioned Premises for the term and according to the covenants and conditions contained therein. Sublandlord represents and warrants to Subtenant that this Agreement and the term thereof is permitted under the terms of the Master Lease, but is subject to the written approval and consent of Landlord as set forth in Section 9 of the Master Lease.

2. Term.

            The term of this Sublease shall be for the period commencing on April 30, 1999, and ending upon the Termination Date set forth in the Master Lease.
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3. Rent.

      Subtenant shall pay to Landlord as rent for the Premises in advance on the first day of each calendar month of the term of this Sublease without deductions, offset, prior notice or demand, in lawful money of the United States the sum set forth as rental in the Master Lease. If the commencement date is not the first of the month, or if the Sublease termination date is not the last day of the month, a prorated monthly installment shall be paid at the then current rate for the fractional month during which the Sublease commences and/or terminates. Payment of such rent shall be made to Landlord at the address set forth in the Master Lease or at such other place as Landlord may designate in writing, without any offset or deductions whatsoever.

4. Compliance with Master Leases.

            A. Subtenant acknowledges and agrees that this Agreement is subject and subordinate to the terms and conditions contained in the Master Lease. Subtenant agrees that, during the term hereof, it will observe and perform each and all of the covenants, conditions, obligations and agreements of Tenant under the Master Lease, with each reference therein to Landlord and Tenant, except as otherwise provided in Section 3 hereof for payment of rent, to be deemed to refer to Sublandlord and Subtenant and along with all of the following paragraphs set out in this Sublease, shall be the complete terms and conditions of this Sublease.

            B. Sublandlord represents and warrants that Exhibit "A" is a true and complete copy of the Master Lease, the provisions of which are incorporated by reference into this Sublease with the same effect as if entirely rewritten herein, including all amendments thereto, if any, which have been executed to date and that, to Sublandlord's knowledge, no default under the Master Lease exists and no event has occurred and no condition exists, which after the passage of time (after notice required by the Master Lease, if any) would constitute an event of default under the applicable document or would entitle Landlord to terminate the Master Lease under its terms or would cause, without any further action of Landlord, the termination of the Master Lease or would entitle Landlord to depose Sublandlord from the Premises. In the event of the cancellation or termination of the Master Lease, for any reason whatsoever, this Agreement shall thereupon be simultaneously canceled without any liability by Landlord or Sublandlord to Subtenant.

            C. In the event there shall be any conflict between the provisions of this Agreement and the provisions of the Master Lease, the Master Lease shall prevail and control with respect to the obligations and rights of Sublandlord and Subtenant as between the two parties.

5. Notices.

            All notices or demands of any kind required or desired to be given by


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Sublandlord or Subtenant hereunder shall be in writing by: (a) prepaid commercial carrier regularly providing overnight service (e.g., Federal Express), or (b) by United States certified or registered mail, postage prepaid, return receipt requested, or (c) by facsimile transmission addressed to the Sublandlord, or Subtenant, respectively, at the address first above written or to other such place as may be directed in writing one to the other. All rent and other payments due under this Sublease or the Master Lease shall be made to Landlord at the same address or at any other address Landlord may designate.

6. Subordination of Sublease.

            This Sublease is subject to and subordinate in all respects to the Master Lease. Subtenant acknowledges that it has received a copy of the Master Lease.

7. Assignment and Subletting.

            Subtenant shall not assign this sublease, or sublease the Premises or any portion thereof hereby demised, nor suffer or permit it to be assigned by operation of law or otherwise, nor shall the Subtenant, without the prior written consent of Sublandlord, let or underlet or permit the said Premises or any part thereof to be used by others for hire.

8. Indemnity.

            Sublandlord and Subtenant agree to indemnify and hold the other party harmless from and against any and all losses, damages, claims, suits, actions or judgments and expenses (including reasonable attorneys fees) which may arise or grow out of bodily injury or death or damages to tangible property, arising out of the negligence or willful misconduct of the indemnifying party, its employees or agents.

9. Damages.

            Notwithstanding anything herein to the contrary, Sublandlord shall not be liable to Subtenant or any party claiming through Subtenant for any incidental, specials or consequential damages.

10. Default by Subtenant.

            Upon the breach of any of the terms, conditions or covenants of the Master Lease or upon the failure of Subtenant to pay rent or comply with any of the provisions of this Sublease Agreement, Sublandlord may exercise any and all rights and remedies granted to Landlord by the Master Lease. In the event that Subtenant breaches any of the terms, conditions, or covenants of this Sublease or of the Master Lease and fails to remedy such breach within ten (10) days of written notice, Sublandlord has the right, but not the obligation, to cure such breach and bill Subtenant for the costs incurred thereby, which


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costs Subtenant shall pay to Sublandlord upon demand.

11. Miscellaneous.

            Sublandlord, to the best of its knowledge, is not aware of the existence of any defaults by the Landlord under the Master Lease. All warranties, representations and agreements of Subtenant herein shall also inure to the benefit of Landlord, and Landlord is deemed a third party beneficiary of this Sublease. Sublandlord and Subtenant acknowledged for the benefit of Landlord that this document constitutes their full agreement with respect to the subject matter herein.

            Subtenant agrees that, within seven days after the effective date of this Sublease, Subtenant will provide written proof to Sublandlord that Subtenant has in force all insurance coverage that Subtenant is required to maintain under the provisions of the Master Lease.

            IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

SUBLANDLORD:                                            SUBTENANT:
NORTHERN TELECOM INC.                                   ELASTIC NETWORKS, INC.


By: /s/ Carol Korney                                    By: /s/ Lynn Egan
    --------------------                                    --------------------
Its:                                                    Its: Assistant Secretary
    --------------------                                     -------------------
Date: 4-29-99                                           Date: 4-29-99
     -------------------                                     -------------------

        Carol Korney
        Senior Manager, Asset Management Americas


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                               CONSENT OF LANDLORD

      This subletting is hereby consented to and approved. Sublandlord hereby agrees that approval of this consent of subletting shall not release Tenant of its obligations under the terms of the Master Lease.

                LANDLORD:
                BACKMAN, L.C.


                By: /s/ Garett Backman
                    ------------------
                      Garett Backman

                Its: Member


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